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                                                                EXHIBIT 23(b)

                       CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement on Form S-8 for the registration of 175,000 shares of common stock of Sypris Solutions, Inc., pertaining to the Sypris Solutions, Inc. Independent Directors' Stock Option Plan (Formerly Group Technologies Corporation Independent Directors' Stock Option Plan) of (i) our report dated March 6, 1998 with respect to the consolidated financial statements of Group Technologies Corporation included in the Annual Report (Form 10-K) for 1997 and (ii) our report dated April 3, 1998 with respect to the consolidated financial statements of Group Financial Partners, Inc. included in the Current Report (Form 8-K) dated March 30, 1998, both filed wih the Securities and Exchange Commission.



                                               /S/ ERNST & YOUNG LLP



Louisville, Kentucky
May 11, 1998